Exhibit 4.33

Dossier no 7053

FREE TRANSLATION		Credit Risk Management
Verbeke Bunkering N.V.		Credits for enterprises
At the attention of Mr Tony Vertommen		Region Center
Nijverheidsstraat 7		Boulevard Pachéco 44
2960 Brecht		1000 Brussels

Correspondent: Filip Decruyenaere	Date: 05/11/2010
Tel.: +32 3 202 70 75	File no.: 7053
Fax: +32 3 202 70 68	Our ref GI12/13/AVDP/LVH
E-mail: Filip.Decruyenaere@dexia.com

Dear Sir,

Enclosed please find the agreement, hereinafter "letter of credit", between :

Dexia Bank Belgium S A., with its registered offices at Boulevard Pacheco 44, B-1000 Brussels, RLE Brussels, VAT BE 0403 201 185, CBFA No : 019649 A,

hereinafter referred to as "Dexia Bank" and

Verbeke Bunkering N.V., RLE Antwerp, VAT BE 0412 527 142 with its registered offices at Nijverheidsstraat 7 , 2960 Brecht,

hereinafter referred to as "the Debtor",

The following has been agreed:

Further to the application , Dexia Bank herewith confirms the Debtor the new terms for the credit line granted by its previous correspondence, and in particular by the letters of credit dated 25/02/2009 and 01/10/2009 We also refer to the letter of 04/02/2010, in which we granted you to use the facility in form of documentary credit.

The amount of the credit line of 40 000.000 USD (forty million US Dollar) is raised to 55 000.000 USD (fifty-five million (US Dollar) and the credit line which amounts € 2.800.000 (two million eight hundred thousand euro) in accordance with the repayment schedule, remains unaltered.

This amendment letter does not carry with it any novation with respect to the previous agreements. Apart from the amendments contained in this letter, all previously agreed terms and conditions remain unchanged.

The centralizing account for this credit line carries the number 564-5103600-32. When afterwards several centralizing accounts are used, they will be considered as a single and indivisible account All credit charges of whatsoever nature will be booked on this/these account(s).

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Dossier no 7053

Until further notice, this credit line shall be subject to the Credit regulations of November 2009, hereinafter referred to as the "Credit Regulations", and the "Standard Terms of Business", insofar as they are not explicitly waived by the terms of this letter of credit The parties declare that they have received a copy thereof, have read and approved the contents thereof without reserve, and are aware that the above-mentioned terms and conditions constitute an integral part of this letter of credit

AVAILABILITY

The increase of the present credit line is made available from 29/10/2010 if it subjects to the following conditions:

-	the signing of the corporate guarantee by Aegean Marine Petroleum Network Inc

-	the availability of the legal opinion in accordance with the legal consistency of the guarantor in relation with the issue of the corporate guarantee

FORMS OF UTILISATION

This credit line may be used as follows:

➢	for 55 000 000 USD within a framework line in which each use is subject to the prior agreement of Dexia Bank. The form and the terms of this mixed line are as follows:

-	an overdraft facility that can be used in euro and/or foreign currencies.
The overdraft facility in EUR bears the number 071-1052389-97and that in foreign currencies the number 071-1052390-01;

The previously agreed terms of credit remain applicable

-	a straight loan that can be used in euro and/or foreign currencies
The straight loan in EUR bears the number 071-4120421-19 and that in foreign currencies the number 071-4120422-20 ;

-	a guarantee credit that can be used in euro and/or foreign currencies for the issuing of a guarantees
The guarantee credit bears the number 071-3028851-87; The previously agreed terms of credit remain applicable

-	a documentary credit that can be used in euro and/or foreign currencies (documents against sight payment and/or against deferred payment and/or against acceptance), bearing the number 071-4302832-70;

The previously agreed terms of credit remain applicable

Credit line centralizing account: this line of credit can be used under the centralizing account 564-5103600-32

It is agreed that uses of this credit line will be covered at all times in an amount of 90 % of the Creditee's commercial receivables and order forms Dexia Bank has the right to execute an audit of the borrowing base This audit will take place on regular bases
This control happens by means of lists of commercial receivables which will be financed by KBC Bank N.V and Dexia Bank. These lists will be provided two times a week by way of one document send to the both banks By way of a separate letter KBC Bank N V and Dexia Bank will give each other the priviledge over the receivables financed by each bank

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Dossier no 7053

➢	for 2.800.000 EUR, i.e. the balance due on the investment credit No 071-0800325-39 granted for an amount of 4.000.000 EUR

The previously agreed terms of this credit facility remain in force.

Centralization account : 564-5103600-32 in the name of Verbeke Bunkering N V.

SURETIES

Without prejudice to the general sureties provided for in the Credit Regulations and in the Standard Terms of Business, it is agreed that all commitments of the Debtor towards Dexia Bank, whatever their nature, are among others guaranteed by:

General sureties

-
The pledging in favour of Dexia Bank of the current and future receivables that Verbeke Bunkering N.V., the creditor, holds or will hold against all his debtors and due to order forms. (contract of 31/03/2000 in our possession)

This pledge is limited, however, to those operations financed by Dexia,

The creditor undertakes to hand to Dexia Bank twice a week in the form of lists, an overview of the not-yet due receivables which have been pledged in favour of Dexia Bank, mentioning the identity of the debtors, the amount of the receivables, the dates they were created and the dates at which they fall due.

We draw your attention to the fact that higher described guarantee have to been drawn up in the explanation of the annual account conform the valid accounting rules.

-	A corporate guarantee to be sent to Dexia Bank, by Aegean Marine Petroleum Network Inc, having its registered office at Marshall Islands, Ajeltake Road, Majuro, 1V11-1 96960.

-
The irrevocable commitment that Verbeke Bunkering makes towards Dexia Bank, by signing the present letter of credit, to maintain a solvency ratio [Shareholders' Equity (1) to balance sheet total] of the company of at least 20%.

-
The irrevocable commitment that the Creditee's shareholders make towards Dexia Bank, by signing the present letter of credit, to maintain their participating interest in the Creditee's company, throughout the term of the present commitment, at a level at least equal to that which they currently hold, and to advise Dexia Bank in advance of any significant change in its shareholder structure, in which case Dexia Bank reserves the possibility to review the principles and/or the arrangements of its support.

Specific sureties

The credit facility of an amount of EUR 2 800.000 for use in the form of investment credit (will be specifically guaranteed by:

-	The pledging In favour of Dexia Bank by VERBEKE BUNKERING N V of 100 % of the registered shares of Jadaco B V. owned by the pledgor

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Dossier no 7053

Sureties to be released :

-
The pledging in favour of Dexia Bank of the business assets belonging to VERBEKE BUNKERING N.V., currently exploited under enterprise no BE 0412.527.142, currently exploited at 2960 Brecht, Nijverheidsstraat 7 under establishment unit no 2007375111, or which the pledgor might subsequently exploit elsewhere, in a principal global amount of EUR 8,482.870,49

-	The pledging in favour of Dexia Bank of the factoring contract concluded between Verbeke Bunkering N.V., and the factoring company Dexia Factors.

COLLABORATION

The Debtor undertakes to centralise 50% his/her banking transactions at Dexia Bank. This undertaking can be assessed annually. Dexia Bank reserves the right to revise the credit conditions, should the Debtor fail to respect this undertaking

DOCUMENTS TO BE RETURNED

Please return the following documents, duly initialled and signed, to Dexia Bank:

-	a copy of the letter of credit

-	a copy of the Credit regulations

-	a corporate guarantee from Aegean Marine Petroleum Network Inc to Dexia Bank, drawn up on the basis of the attached model and using the letterhead of the committing party

-	additional documents requested under the heading AVAILABILITY.

CHARGES

The administrative fees, amounting to EUR 600, will be debited from the centralizing account 564-5103600-32

The monthly administrative fees for the follow-up of the borrowing base, amounting to 1 250 EUR , will be debited from the centralizing account 564-5103600-32,

Competents courts

Any dispute concerning the credit facility or the credit line as well as all their effects fall within the exclusive jurisdiction of the courts of Brussels. However, the Bank is entitled to bring proceedings before any other competent court in accordance with ordinary law.

Data privacy.

The information collected from the undersigned and/or from the representatives of the undersigned, should the latter be a legal entity, are necessary for approving the credit fine or the above-mentioned credit. The undersigned and/or the representatives of the undersigned, should the latter be a legal entity, accept that Dexia Bank, the approved/registered entities belonging to the group (in application of the Law of 12 June 1991 or the Law of 4 August 1992 respectively), together with the companies with which Dexia Bank has contractual relations for specific tasks, will process his/her/their personal data, including those involving payment transactions and his/her/their personal assets in general. Processing may involve transmitting or exchanging data between the group's various units.
Such data is processed for the purpose of granting and managing credits or means of payment, for offering new financial, insurance or other related services and products, for evaluating customer relations, combating abuse, detecting fraud, managing litigation, checking that the bank's mandated agents are operating in respect of their contractual obligations and for respecting applicable legislation
Dexia Bank may enter into service contracts with third parties, who will proces certain customer data for the bank as part of their assigned tasks Such third parties will provide undertakings to respect data confidentiality and take appropriate measures for guaranteeing data protection.

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Dossier no 7053

Any person whose data is processed by Dexia Bank may oppose at any time his/her personal data being used for direct marketing purposes, either by giving written notice to Dexia Banque SA, Customer Relations Management, Boulevard Pacheco 44, B-1000 Brussels, or by requesting such at a branch office using the document provided for that purpose He/she may exercise his/her rights of accessing and correcting personal data by writing to the same address and enclosing a copy of the front side of his/her identity card.
For security reasons, Dexia Bank premises may be placed entirely or partially under camera surveillance The data thereby collected is processed with a view to ensuring the safety of persons and property.

Dexia Bank transmits to the National Bank of Belgium (BNB), located at Boulevard de Berlaimont 14, B-1000 Brussels, the data referred to in Article 91 of the Act of March 22, 1993 relating to the status and supervision of credit institutions. In the case of a payment default, the bank also transmits data for credit risk assessment to the File of Non-Regulated Registrations (Fichier des Enregistrements Non Regis (ENR)) kept by the National Bank of Belgium.

Signatures

Dexia Bank reserves the right to consider this letter of credit null and void if it does not receive the Debtor's agreement by 05/12/2010 at the latest,

If a company or partnership is involved, the signatories need to have the authority to enter into commitments other than those of daily management, and must clearly state their forenames, names and positions.

The Debtor and all parties having a distinct interest confirm their agreement to the foregoing by initialing all the pages of each copy of this letter of credit and signing each copy with their signature preceded by their names, forenames and positions.

Done in two original copies. Each party having a distinct interest acknowledges receiving an original copy of the contract.

For Dexia Bank Belgium S.A.,

signature
/s/ Luc Declerq		/s/ Patrick Van Tiggel
LUC DECLERCQ		PATRICK VAN TIGGEL

The Creditee

VERBEKE BUNKERING,

Date and signature.	/s/ Antoon Vertommen	/s/ Andreas Athanasiadis
Forename Name (and position)	Antoon Vertommen	Andreas Athanasiadis

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The third persons,

AEGEAN MARITIME PETROLEUM NETWORK INC HOLDINGS

Date and signature.	/s/ Andreas Athanasiadis
Andreas Athanasiadis
Forename Name (and position)	05-11-2010

AEGEAN MARITIME PETROLEUM NETWORK INC INVESTMENTS

Date and signature.	/s/ Andreas Athanasiadis
Andreas Athanasiadis
Forename Name (and position)	05-11-2010

For authentication of signatures on documents related to this credit line,

Date and signature
For Dexia Bank Belgium S.A.,

*initials of all signatories/6